UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/11/2008

Evercore Partners Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32975

Delaware	20-4748747
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

55 East 52nd Street
37th Floor
New York, NY 10055
(Address of principal executive offices, including zip code)

212-857-3100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

5.02(b)

It was determined that Mr. Beutner, Co-Chief Executive Officer and President of Evercore Partners Inc. (the "Company") would go on medical leave in order to recuperate from a major surgery that was undertaken to address a neck injury he sustained in an accident several years ago. The surgery requires an extended recuperation. During this period, Mr. Beutner will remain an employee and director of the Company, while other members of senior corporate management have assumed Mr. Beutner's corporate responsibilities.

5.02(e)

As previously announced in conjunction with the Company's second quarter of 2007 earnings release, the Company changed its annual compensation program to include time vested, stock based compensation awards as a component of the annual bonus awards for Senior Managing Directors and other employees. As part of that change, the Co-CEOs also agreed to receive 50% of their annual incentive bonus awards in equity.

Effective February 12, 2008 Messrs. Roger C. Altman, Co-Chief Executive Officer and Co-Chairman, Austin Beutner and Pedro Aspe, Co-Chairman entered into Amended and Restated Employment Agreements ("Amendments") with the Company, Evercore, LP (together with the Company, the "Employer") to reflect the adoption of time vested, stock based compensation and certain other changes. In particular, the Amendments for each of the executives clarified that: (1) up to 50% of the executives' Profit Annual Bonuses would be payable in equity of the Company or its subsidiaries which would vest over a four year period and (2) giving the compensation committee (the "Committee") of the board of the Company flexibility to award additional equity compensation. The Amendments for Mr. Altman and Mr. Beutner also include changes in the formula used to calculate the Profit Annual Bonus. In particular, the Amendments for Mr. Altman and Mr. Beutner: (1) adjust the formula for determining the Profit Annual Bonus to reflect the introduction by the Company of an equity component into its annual bonus plan as if such equity component had been adopted in 2006, and (2) giving the Committee greater flexibility to adjust the bonus for the cost of new initiatives. Mr. Apse's Profit Annual Bonus is calculated as a percentage of the average of Profit Annual Bonuses for Messrs. Altman and Beutner, and thus the Amendments indirectly amend the Profit Annual Bonus for Mr. Aspe. The Amendment for Mr. Altman also provides that for 2008 and subsequent years, the Committee shall determine Mr. Altman's Profit Annual Bonus in its sole discretion.

The Amendments also made certain changes to comply with the applicable requirements associated with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). In particular, the Amendments: (1) conform the definition of "good reason" to the requirements of regulations under Section 409A , (2) eliminates the Company's ability to provide cash in lieu of continued post-employment health benefits, and (3) clarifies that amounts payable to an executive upon separation from service will be delayed only if and to the extent required to avoid adverse treatment under Section 409A.

The above description of the Amendments is qualified in its entirety by reference to the copies of such amended agreements filed herewith as Exhibits 10.1, 10.2 and 10.3 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

Exhibit No. & Description

EX-10.1 Employment Agreement between Evercore Partners Inc. and Roger C. Altman

EX-10.2 Employment Agreement between Evercore Partners Inc. and Austin M. Beutner

EX-10.3 Employment Agreement between Evercore Partners Inc. and Pedro Aspe

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evercore Partners Inc.

Date: February 12, 2008	By:	/s/ Adam B. Frankel
Adam B. Frankel
General Counsel

Exhibit Index

Exhibit No.	Description
EX-10.1	Employment Agreement between Evercore Partners Inc. and Roger C. Altman
EX-10.2	Employment Agreement between Evercore Partners Inc. and Austin M. Beutner
EX-10.3	Employment Agreement between Evercore Partners Inc. and Pedro Aspe